EXHIBIT 99.1

THE HOUSTON EXPLORATION COMPANY

Press Release

For Release After Market Close

Houston Exploration Offers Common Stock
to Fund Exchange Transaction with KeySpan Corporation

Houston, Texas — May 24, 2004 — The Houston Exploration Company (NYSE:THX) announced today that it is offering 6.2 million shares of common stock in a public offering as a part of an exchange transaction with KeySpan Corporation (NYSE:KSE). The transaction will reduce KeySpan’s ownership in Houston Exploration to approximately 24 percent. As part of the transaction, KeySpan will exchange 10.8 million shares of its approximate 17.4 million share position in Houston Exploration common stock for all of the stock in Seneca-Upshur Petroleum, Inc., a wholly owned subsidiary of Houston Exploration, into which Houston Exploration will contribute its Appalachian Basin assets and cash in an amount calculated to equalize the value of the stock being exchanged. The company will retire the shares received from KeySpan, reducing the number of Houston Exploration outstanding shares from 31.9 million to 27.3 million.

Both parties have valued the Appalachian Basin assets at $60 million. At December 31, 2003, these properties had proved reserves of 50.5 billion cubic feet of natural gas equivalent (Bcfe), or approximately 7 percent of the company’s total proved reserves.

The net effect of the offering and the consummation of the exchange transaction will be the following:

•	KeySpan’s interest in Houston Exploration will be reduced from 55 percent to 24 percent.

•	Public float in Houston Exploration will increase from 45 percent to 76 percent.

•	Houston Exploration’s debt level will increase by approximately $109 million.

•	Three of KeySpan’s five designated directors on Houston Exploration’s board will resign, and William G. Hargett, Houston Exploration’s president and chief executive officer, will assume the role of chairman of the board.

•	Houston Exploration’s pro forma December 31, 2003, reserves will be reduced to 704.3 Bcfe.

The share price value that KeySpan will receive for its 10.8 million shares in the exchange transaction will reflect a discount to the public offering price. Assuming a public offering price of $45.01 per share (which is the May 21, 2004, NYSE last sale price for Houston Exploration), KeySpan would receive a value for its 10.8 million shares that is equal to $40.09 per share. The value per share received by KeySpan will increase or decrease, as the case may be, by approximately $0.51 per share for a corresponding $1.00 increase or decrease in the public offering price from the assumed price of $45.01 per share.

The terms of the exchange transaction and certain aspects of the offering were negotiated for Houston Exploration by a special committee of the company’s board of directors. The special committee, which consists of four independent directors, engaged Petrie Parkman & Co. as its independent financial advisor and Richards Layton & Finger as its legal counsel. The committee has received the preliminary opinion of Petrie Parkman & Co. to the effect that the consideration to be received by the company in the exchange transaction is fair, from a financial point of view, to the company and the stockholders of Houston Exploration, other than KeySpan.

Consummation of the exchange transaction is subject to each parties’ satisfaction with the public offering price, and satisfaction of customary closing conditions. Accordingly, no assurance can be given that the transactions will be completed.

All shares will be offered by Houston Exploration under its effective shelf registration statement filed with the Securities and Exchange Commission. Lehman Brothers Inc. and Goldman, Sachs & Co. will be joint book-running managers for the underwriters of the offering. The underwriters will be granted an option to purchase an additional 930,000 shares of common stock to cover any over-allotments.

A registration statement related to the public offering has been filed with and declared effective by the Securities and Exchange Commission, and a prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, or Goldman, Sachs & Co., c/o Prospectus Department, 85 Broad Street, New York, New York 10004.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas.

KeySpan Corporation (NYSE: KSE), a member of the Standard & Poor’s 500 Index, is the largest distributor of natural gas in the Northeast with 2.5 million customers, operating regulated natural gas utilities in New York, Massachusetts and New Hampshire under the KeySpan Energy Delivery service company.

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Contact:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com

KeySpan Corporation George Laskaris 718-403-2526 glaskaris@keyspanenergy.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this news release are forward looking statements and reflect our current expectations and are based on current available information. The expected consummation of the transaction, the expected benefits of the transaction, the expected tax and accounting treatment of the transaction and all other future statements constitute forward looking statements. The words “expect,” “will,” and similar expressions are intended to identify forward-looking statements. The expectations in this news release regarding the consummation and subsequent results of any transaction rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from those anticipated as of the date of this news release. While we believe the assumptions concerning future events are reasonable, there are inherent difficulties in predicting certain important factors that could impact future performance. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things, price volatility, the risk of future writedowns, the inability to find and develop reserves, the inaccuracy of assumptions on which reserve estimates are based, the inability to meet substantial capital requirements, the constraints imposed by current or future indebtedness, failure of the split-off to qualify as a tax-free transaction, costs and other difficulties related to the transaction, failure to satisfy conditions precedent to the transaction, including the common stock offering, reserve replacement risks, drilling risks, and other factors inherent in the exploration for and production of natural gas and crude oil. These factors, when applicable, are discussed in our filings with the Securities and Exchange Commission, copies of which are available to the public. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.